Exhibit 6.7

Amendment to Promissory Note Maturity

Effective August 29, 2025, this is an Amendment to that certain Promissory Note in the amount of Two Hundred Thousand Dollars ($200,000) hereinafter referred to as (the “Note”) dated April 29, 2025 by and between Jabez Biosciences, Inc. (“Maker”) and James Keith Bustin (“Payee”).

1.	The Maker and Payee, attest, by signature below, that all accrued interest due on the Note was paid in full on August 29, 2025.

2.	The Maker and Payee hereby Amend the Note, without penalty, to provide that the outstanding average principal balance of the Note shall accrue simple interest, beginning on August 30, 2025 at the rate 1.5% per month, which shall accrue and be paid in full, along with all principal by Maker on October 29, 2025 (the “Maturity Date”.)

3.	Other than as specifically amended hereby, all other terms and provisions of the Note dated April 29, 2025 remain in full force and effect.

Jabez Biosciences, Inc.

By:	/s/ Tamara Jovonovich	By:	/s/ James Keith Bustin
	Tamara Jovonovich, CEO		James Keith Bustin